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                                                                   EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT

                  EMPLOYMENT AGREEMENT (the "Agreement"), made and entered into this 20th day of September, 1993, by and among JOHN J. GISI ("Gisi"), ZIONS BANCORPORATION, a Utah corporation, having its principal office in Salt Lake City, Utah ("Zions Bancorp"), and ZIONS FIRST NATIONAL BANK OF ARIZONA, a national banking association organized under the laws of the United States, having its principal office in Mesa, Arizona ("Zions Arizona").

                                WITNESSETH THAT:

                  WHEREAS, the Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") dated as of September 20, 1993, by and among Zions Bancorp, Zions Arizona, National Bancorp of Arizona Inc. (the "Company") and National Bank of Arizona (the "Bank") provides that the Company will be merged with and into ZMAZ, Inc. ("ZMAZ"), a wholly-owned subsidiary of Zions Bancorp, with ZMAZ to be the entity resulting therefrom, and that the Bank will be merged with and into Zions Arizona, with Zions Arizona to be the entity resulting therefrom;

                  WHEREAS, Gisi is the Chairman of the Board of Directors and Chief Executive Officer of each of the Company and the Bank;

                  WHEREAS, Zions Bancorp and Zions Arizona desire to secure the employment of Gisi upon consummation of the transactions contemplated in the Agreement and Plan of Reorganization;

                  WHEREAS, Gisi is desirous of entering into the Agreement for such periods and upon the terms and conditions set forth herein; and

                  WHEREAS, Section 4.10 of the Agreement and Plan of Reorganization contemplates that Gisi will enter into an employment and non-competition agreement as a condition to the consummation of the transactions described therein.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, the parties agree as follows:

                  1.       Employment; Responsibilities and Duties.

                  (a) The Company hereby agrees to employ Gisi, and Gisi hereby agrees to serve, as a Senior Vice President of Zions Bancorp during the Term of Employment as defined in Section 2 hereof, with such duties, responsibilities and authority as shall be set forth in the Bylaws of Zions Bancorp or as may otherwise be determined by Zions Bancorp;

                  (b) Zions Bancorp hereby agrees to cause the election of Gisi to each of the Board of Directors of Zions Arizona, the Board of Directors of Zions Mortgage Company and the Board of Directors of Zions Investment Securities, Inc. (each, a "Board" and collectively, the "Boards") at the first regular meeting of each Board during the Term of Employment and thereafter to cause his re-election to each Board throughout the Term of Employment, and Gisi hereby agrees to serve as a member of each Board upon his election and re-election thereto during the Term of Employment.

                  (c) Zions Bancorp hereby agrees to appoint Gisi, and Gisi hereby agrees to serve, upon the Executive Management Committee of Zions Bancorp during the Term of Employment.

                  (d) Zions Arizona hereby agrees to employ Gisi, and Gisi hereby agrees to serve, as Chairman of the Board of Directors and Chief Executive Officer of Zions Arizona during the Term of Employment, with such duties, responsibilities and authority as shall be set forth in the Bylaws of Zions Arizona or as may otherwise be determined by Zions Arizona.


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                  (e) Gisi shall devote his full working time and best efforts to the performance of his responsibilities and duties hereunder. During the Term of Employment, Gisi shall not without the prior written consent of the respective Boards of Directors of Zions Bancorp and Zions Arizona, render services as an employee, independent contractor or otherwise, whether or not compensated, to any person or entity other than Zions Bancorp and Zions Arizona to which Gisi is not rendering such services as of the date hereof and which person or entity is not set forth in Schedule A hereof; provided, however, that Gisi may, where involvement in such activities do not individually or in the aggregate significantly interfere with the performance by Gisi of his duties or violate the provisions of Section 5 hereof, (i) render services to charitable organizations or manage his personal investments or, (ii) with the prior permission of the respective Boards of Directors of Zions Bancorp and Zions Arizona, hold other directorships or part-time academic appointments or have other business affiliations which would otherwise be prohibited under this
Section 1.

                  2.       Term of Employment.

                  (a) The term of this Agreement ("Term of Employment") shall be the period commencing on and as of the date hereof (the "Commencement Date") and continuing until the Termination Date, which shall mean the earliest to occur of:

                           (i)   the third anniversary of the Commencement Date,
unless the Term of Employment shall be extended by mutual written agreement of Gisi, Zions Bancorp and Zions Arizona in accordance with paragraph (b) below;

                           (ii)  the death of Gisi;

                           (iii) Gisi's inability to perform his duties
hereunder, as a result of physical or mental disability, for a period of at least 180 consecutive days or for at least 180 days during any period of 12 consecutive months during the Term of Employment; or

                           (iv)  the discharge of Gisi by either Zions Bancorp
or Zions Arizona "for cause," which shall mean one or more of the following (it being understood that Gisi's employment with Zions Bancorp shall terminate immediately if his employment with Zions Arizona is terminated for cause and his employment with Zions Arizona shall terminate immediately if his employment with Zions Bancorp is terminated for cause):

                                    (A) any willful or gross misconduct by Gisi
                  with respect to the business and affairs of Zions Bancorp or Zions Arizona;

                                    (B) the conviction of Gisi of a felony
                  (after the earlier of the expiration of any applicable appeal period without perfection of an appeal by Gisi or the denial of any appeal as to which no further appeal or review is available to Gisi) whether or not committed in the course of his employment by Zions Bancorp or Zions Arizona;

                                    (C) Gisi's willful neglect, failure or
                  refusal to carry out his duties hereunder; or

                                    (D) the breach by Gisi of any
                  representation, warranty or agreement contained herein, which breach is material and adverse to Zions Bancorp or Zions Arizona; or

                           (v)      Gisi's resignation from his position as
Chairman of the Board of Directors and Chief Executive Officer of Zions Arizona or as a member of the Board of Directors of Zions Arizona for any reason not set forth in Section 2(a)(vii) hereof;

                           (vi)     the termination of Gisi's employment by
Zions Bancorp and Zions Arizona, acting jointly, for any reason other than those set forth in Subsections (i), (ii), (iii) or (iv) of this Section 2(a), at any time, upon the 30th day following notice to Gisi;


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                           (vii) Gisi's resignation from his position as
Chairman of the Board of Directors and Chief Executive Officer of Zions Arizona or as a member of the Board of Directors of Zions Arizona upon the occurrence of any of the following events:

                                    (A) any reduction in the salary payable to
                  Gisi pursuant to Section 3(a)(i) hereof, or in any bonus to which Gisi is entitled pursuant to Section 3(a)(ii) hereof, to which Gisi has not agreed and which has not resulted from a termination pursuant to Section 2(a)(iv) hereof;

                                    (B) any material reduction in the level of
                  responsibility, position (including status or title), authority or duties of Gisi as set forth in Section 2 hereof to which Gisi has not agreed and which has not resulted from a termination of employment pursuant to Section 2(a)(iv) hereof;

                                    (C) any relocation of Gisi's personal
                  residence to a place more than 50 miles from his personal residence as of June 30, 1993 which is required by Zions Bancorp or Zions Arizona, to which Gisi has not agreed and which has not resulted from a termination of employment pursuant to Section 2(a)(iv) hereof; or

                                    (D) any receipt by Gisi of a direction or
                  instruction by, or ratified by, the Board of Directors of Zions Arizona or the senior management or Board of Directors of Zions Bancorp, to take or omit to take any action which in the reasonable opinion of Gisi, would, if complied with, result in the commission by Gisi, Zions Arizona or Zions Bancorp of a violation of law, regulatory order or agreement or a breach of his fiduciary duties, followed by the (x) receipt by each of Zions Arizona and Zions Bancorp of written notice by Gisi setting forth Gisi's decision to resign from his position as Chairman of the Board of Directors and Chief Executive Officer of Zions Arizona or as a member of the Board of Directors of Zions Arizona and his grounds for such decision (the "Resignation Notice"), (y) expiration of a period of 30 days commencing on the date of receipt by Zions Arizona and Zions Bancorp of the Resignation Notice (the "Cure Period") during which period neither Zions Arizona nor Zions Bancorp has, in the reasonable opinion of Gisi, modified, rescinded or reversed the direction or instruction giving rise to Gisi's grounds for resignation, set forth in the Resignation Notice, and (z) receipt by Zions Arizona and Zions Bancorp from Gisi, within a period of 30 days commencing upon the date of termination of the Cure Period, of an opinion of legal counsel possessing requisite legal expertise in such matters which concurs in Gisi's opinion that the direction or instruction giving rise to Gisi's grounds for resignation set forth in the Resignation Notice, would, if implemented (or if already implemented, not modified, rescinded or reversed), result in the commission by Gisi, Zions Arizona or Zions Bancorp, of a violation of law, regulatory order or agreement or a breach of his fiduciary duties, and that any modification thereto, rescission or reversal thereof by Zions Arizona or Zions Bancorp made during the Cure Period would not be (or is not) sufficient to render such instruction or direction, upon its implementation, not a violation of law, regulatory order or agreement or a breach of his fiduciary duties.

                  (b) During the 60-day period prior to each anniversary of the Commencement Date, Zions Bancorp and Zions Arizona and Gisi may, by mutual agreement, which shall be in writing, extend the Term of Employment for an additional one-year period. Any failure of Zions Bancorp and Zions Arizona and Gisi to so extend the Term of Employment shall not be deemed a termination of the Term of Employment under Section 2(d) of this Agreement.

                  (c) In the event that the Term of Employment shall be terminated for any of the reasons set forth in Section 2(a)(i), (iv) or (v), Gisi (or his estate, as the case may be) shall be entitled to receive, upon the occurrence of any such event:

                           (i) any salary (as hereinafter defined) as payable
pursuant to Section 3(a)(i) hereof which shall have accrued as of the Termination Date; and


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                           (ii) such rights as Gisi shall have accrued as of
the Termination Date under the terms of any plans or arrangements in which he participates pursuant to Sections 3(b) or (c) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to Section 3(b) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to
Section 3(e) hereof.

                  (d) In the event that the Term of Employment shall be terminated for any reason other than those set forth in Section 2(a)(i), (iv) or
(v), Gisi shall be entitled to receive:

                           (i)  promptly following the Termination Date, a lump
sum equal to all salary payable pursuant to Section 3(a)(i) hereof for the period of two years commencing on the Termination Date; and

                           (ii) such rights as Gisi may have accrued as of the
Termination Date under the terms of any plans or arrangements in which he participates pursuant to Sections 3(b) or (c) hereof, any right to reimbursement for expenses accrued as of the Termination Date payable pursuant to Section 3(b) hereof, and the right to receive the cash equivalent of paid annual leave and sick leave accrued as of the Termination Date pursuant to Section 3(e) hereof.

                  (e) In the event that Gisi resigns his position as Chairman of the Board of Directors and Chief Executive Officers of Zions Arizona or as a member of the Board of Directors of Zions Arizona, he shall be deemed to have resigned from all positions set forth in Section 1 hereof.

                  3.       Compensation.

                  For the services to be performed by Gisi for Zions Bancorp and Zions Arizona under this Agreement, Gisi shall be compensated in the following manner:

                  (a)      Salary and Bonus.

                           (i)  Salary.  During the Term of Employment, Zions
Arizona shall pay Gisi an initial base salary of $200,000 per annum. The amount of the salary hereunder shall be reviewed at least annually by the Executive Compensation Committee of the Board of Directors of Zions Bancorp and changes thereto may be made in accordance with the compensation policies of Zions Bancorp. Salary shall be payable in accordance with Zions Arizona's normal payroll practices with respect to executive personnel as in effect from time to time.

                           (ii)  Bonus.  During the Term of Employment and
beginning with the calendar year ending as of December 31, 1994, for each calendar year in which the Operating Income (as defined below) of Zions Arizona is not less than the Operating Income of the Bank for the calendar year ended December 31, 1993, Gisi shall be entitled to a bonus payment by Zions Arizona in the amount of $53,000. Any bonus payable hereunder by Zions Arizona for any calendar year shall be paid during the first calendar quarter of the succeeding calendar year. For the purposes of this Section 3(a)(ii), Operating Income shall have the meaning ascribed to it under generally accepted accounting principles but shall not (x) with respect to the Bank and Zions Arizona during any calendar year include any non-recurring gain or loss or any non-recurring income or expense, (y) with respect to the Bank or Zions Arizona for any calendar year, be reduced by the amount of performance bonus payments to management of the Bank owed for services rendered in the calendar year ending as of December 31, 1993 as described in Section 7.4(i) of the Agreement and Plan of Reorganization, or
(z) with respect to the Bank or Zions Arizona in any calendar year be reduced by extraordinary expenses incurred in connection with the transaction contemplated in the Agreement and Plan of Reorganization (including, without limitation, any additions to the loan loss reserves required by Zions Bancorp pursuant to
Section 4.9 of the Agreement and Plan of Reorganization or any professional fees or expenses). The amount of bonus herewith shall be reviewed at least annually by the Executive Compensation Committee of the Board of Directors of Zions Bancorp and changes thereto may be made in accordance with the compensation policies of Zions Bancorp.


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                  (b) Value-Sharing Plan and Executive Stock Option Plan. During
the Term of Employment, Gisi shall be entitled to participate in the executive value-sharing plan and the executive stock option plan of Zions Bancorp as in effect as of the Commencement Date or as may be modified or added to by Zions Bancorp from time to time, under such terms as may be applicable to officers of Zions Bancorp or Zions Arizona of Gisi's rank.

                  (c) Employee Benefit Plans or Arrangements. During the Term of Employment, Gisi shall be entitled to participate immediately in all employee benefit plans of Zions Bancorp or Zions Arizona, as presently in effect or as they may be modified or added to by Zions Bancorp or Zions Arizona from time to time under such terms as may be applicable to officers of Zions Bancorp or Zions Arizona of Gisi's rank, including, without limitation, plans providing retirement benefits, medical insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.

                  (d) Automobile. During the Term of Employment, Zions Arizona will pay directly, or reimburse Gisi, for lease payments and reasonable, documented expenses of insurance, maintenance, garage and other out-of-pocket expenses (collectively, the "Automobile Expenses"), related to Gisi's continued use of such automobile as is provided, or whose expenses are paid for, by the Company or the Bank as of June 30, 1993 and shall, at the expiration of any applicable lease of such automobile during the Term of Employment, provide for the balance of the Terms of Employment, at its expense (including all applicable Automobile Expenses), a similar automobile, through, in its discretion, lease or otherwise.

                  (e) Vacation and Sick Leave. During the Term of Employment, Gisi shall be entitled to paid annual vacation periods and sick leave in accordance with the policies of Zions Bancorp or Zions Arizona as in effect as of the Commencement Date or as may be modified by Zions Bancorp or Zions Arizona from time to time as may be applicable to officers of Zions Bancorp or Zions Arizona of Gisi's rank.

                  (f) Country Club. During the Term of Employment, Zions Arizona shall pay for Gisi's continued membership in such country clubs whose membership fees are paid by the Company or the Bank as of June 30, 1993.

                  (g) Withholding. All compensation to be paid to Gisi hereunder shall be subject to required withholding and other taxes.

                  (h) Expenses. During the Term of Employment, Gisi shall be reimbursed for reasonable travel and other expenses incurred or paid by Gisi in connection with the performance of his services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as may from time to time be requested, in accordance with such policies of Zions Bancorp or Zions Arizona as are in effect as of the Commencement Date and as may be modified by Zions Bancorp or Zions Arizona under such terms as may be applicable to officers of Zions Bancorp or Zions Arizona of Gisi's rank.

                  4.       Continued Vesting of Certain Stock Option Rights.

                  During the Term of Employment, any options to acquire Company Common Stock (as that term is defined in the Agreement and Plan of Reorganization) conferred upon Gisi by the Company which are set forth as Schedule B hereof (the "Company Stock Options") shall be deemed to continue to vest at the times and in the amounts, and be exercisable during the periods of time, set forth in Schedule B for the purpose of determining the convertibility of the Company Stock Options into Zions Bancorp Stock (as that term is defined in the Agreement and Plan of Reorganization) pursuant to Sections 1.8 of the Agreement and Plan of Reorganization); provided that:

                  (a) in the event that the Term of Employment is terminated for any of the reasons set forth in Section 2(a) hereof, the vesting of the Company Stock Options shall cease as of the Termination Date and Gisi (or his estate, as the case may be) shall be entitled to exercise such Company Stock Options which, in accordance with Schedule B hereof, are exercisable (but are as yet unexercised) on or before the Termination Date, at any time on or prior to the date of expiration of such Common Stock Options, in the manner permitted under
Section 1.8 of the Agreement and Plan of Reorganization; and


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                  (b) in the event that a change of control (as defined below)
occurs with respect to Zions Bancorp, Zions Bancorp will use its best efforts to obtain for Gisi treatment of the Company Stock Options by any acquirer of Zions Bancorp which is comparable to that received by other members of executive management of Zions Bancorp from such acquirer with respect to any options for Zions Bancorp Stock to which they would be entitled under any plan or agreement. For purposes of this Section 4, the term "change of control" with respect to Zions Bancorp shall mean the occurrence of any of the following events:

                           (i)  a change in control of a nature that would be
required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any person hereafter becomes a "beneficial owner" (as defined in Rule 13d-3 under Exchange
Act), directly or indirectly, of 25 percent or more of the combined voting power of Zions Bancorp's securities ordinarily having the right to vote at elections of directors (the "Voting Securities");

                           (ii) during any period of two consecutive years,
individuals who at the beginning of such period constitute the Board of Directors of Zions Bancorp cease for any reason to constitute at least a majority thereof for any reason other than retirement or resignation based solely upon personal circumstances;

                           (iii)there shall be consummated (x) any consolidation
or merger of Zions Bancorp in which Zions Bancorp is not the continuing or surviving corporation or pursuant to which Voting Securities thereof would be converted into cash, securities, or other property, other than a merger of Zions Bancorp in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of Zions Bancorp, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control; or

                           (iv) approval by the shareholders of Zions Bancorp of
any plan or proposal for the liquidation or dissolution of Zions Bancorp.

                  5.       Confidential Business Information; Non-Competition.

                  (a) Gisi acknowledges that certain business methods of Zions Bancorp and Zions Arizona, their creative techniques, customer lists, vendors, consultants and other persons who render service or provide material to Zions Bancorp or Zions Arizona, as well as certain other materials including marketing plans and the like are deemed by Zions Bancorp and Zions Arizona to be and are in fact confidential business information either of Zions Bancorp or Zions Arizona or are entrusted to Zions Bancorp or Zions Arizona by third parties. Accordingly, Gisi agrees that he shall not disclose or divulge to any third party, except as may be required by his duties hereunder, by law, regulation or order of a court or government authority or as directed by Zions Bancorp or Zions Arizona, nor shall he use to the detriment of Zions Bancorp or Zions Arizona or use in any business or on behalf of any business competitive with or substantially similar to any business of Zions Bancorp or Zions Arizona, any confidential business information obtained during the course of his employment by Zions Bancorp or Zions Arizona. The foregoing shall not be construed as restricting Gisi from disclosing such information to the employees of Zions Bancorp or Zions Arizona.


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                  Such confidential information includes but is not limited to procedures, methods, sales relationships developed while in Zions Bancorp's or Zions Arizona's service, customers and their requirements, marketing plans, and compositions, ideas, plans and methods belonging to or related to the affairs of Zions Bancorp or Zions Arizona. In this regard, Zions Bancorp and Zions Arizona assert proprietary rights in all of their business information except for such information as is clearly in the public domain. Notwithstanding the foregoing, the parties hereto agree that information which would be generally known or available to persons skilled in Zions Bancorp's and Zions Arizona's fields shall be considered to be "clearly in the public domain" for the purposes of the preceding sentence.

                  (b) Gisi hereby agrees that during the Term of Employment and for a period of two years commencing on the Termination Date following the termination of Gisi's employment pursuant to Sections 2(a)(i), (iv) or (v) hereof, Gisi will not (i) engage in the banking business other than on behalf of Zions Bancorp or Zions Arizona, within the Market Area (as hereinafter defined),
(ii) directly or indirectly own, manage, operate, control, be employed by or provide management or consulting services in any capacity to any firm, corporation, or other entity (other than Zions Bancorp and Zions Arizona) engaged in the banking business in the Market Area or (iii) directly or indirectly solicit or otherwise intentionally cause any employee, officer or member of the Board of Directors of Zions Bancorp or Zions Arizona to engage in any action prohibited under (i) or (ii) of this Section 5(b); provided, that the ownership by Gisi as an investor of not more than five percent of the outstanding shares of stock of any corporation whose stock is listed for trading on any securities exchange or is traded in the over-the-counter market (or the shares of any investment company as defined in Section 3 of the Investment Company Act of 1940, as amended), shall not in itself constitute a violation of Gisi's obligations under this Section 5(b). As used herein, "Market Area" shall mean Maricopa County and Pima County in Arizona and any county or metropolitan area in which Zions Arizona operates a branch or other facility for the transaction of business. The Market Area as of any date subsequent to the Term of Employment shall be determined as of the last day of the Term of Employment.

                  (c) Gisi recognizes that irreparable injury shall result to Zions Bancorp and Zions Arizona in the event of a breach of any of the provisions of this Section 5 (the "Designated Provisions") and that Zions Bancorp and Zions Arizona will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy Zions Bancorp and Zions Arizona may have, Zions Bancorp and Zions Arizona shall be entitled to injunctive relief (including, without limitation, specific performance) to restrain the violation or breach thereof by Gisi or any affiliates, agents or any other persons acting for or with Gisi in any capacity whatsoever.

                  (d) It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 5 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made. In addition, should any court determine that the provisions of this Section 5 shall be unenforceable with respect to scope, duration or geographic area, such court shall be empowered to substitute, to the extent enforceable, provisions similar hereto or other provisions so as to provide to Zions Bancorp and Zions Arizona, the fullest extent permitted by applicable law, the benefits intended by this
Section 5.

                  6. Life Insurance. Zions Bancorp or Zions Arizona in its discretion, may apply for and procure as owner and for its own benefit, insurance on the life of Gisi, in such amount and in such form as Zions Bancorp or Zions Arizona may choose. Gisi shall have no interest whatsoever in any such policy or policies but, at the request of Zions Bancorp or Zions Arizona, shall submit to medical examinations and supply such information and execute such documents as may reasonably be required by the insurance company or companies to which Zions Bancorp or Zions Arizona has applied for insurance.

                  7. Representation and Warranty. Gisi represents and warrants to Zions Bancorp and Zions Arizona that the execution, delivery and performance of this Agreement by Gisi will not result in or constitute a breach of or conflict with any term, covenant, condition or provision of any commitment, contract or other agreement or instrument, including, without limitation, any other employment agreement, to which Gisi is or has been a party.

                  8. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp or Zions Arizona:

         Zions Bancorporation
         1380 Kennecott Building
         Salt Lake City, Utah  84133

         Attention:    Mr. Harris H. Simmons
                       President and Chief Executive Officer

With a required copy to:

         Brian D. Alprin, Esq.
         Metzger, Hollis, Gordon & Mortimer
         1275 K Street, N.W., Suite 1000
         Washington, D.C.  20005

If to Gisi:

         7101 North Mercer Springs
         Tucson, Arizona  85718

                  All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

                  9. Assignment. No party may assign this Agreement or any rights or obligations hereunder without the consent of the other parties hereto.

                  10. Governing Law. This Agreement shall be construed and governed in all respects by the law applicable to contracts made and to be performed in the State of Arizona.

                  11. Entire Agreement. This Agreement constitutes the entire understanding between Zions Bancorp, Zions Arizona and Gisi relating to the subject matter hereof. Any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement. Neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

                  12. Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever:

                  (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and

                  (b) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provisions held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

                  13. Costs of Litigation. In the event litigation is commenced to enforce any of the provisions hereof, or to obtain declaratory relief in connection with any of the provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees. In the event this Agreement is asserted in any litigation as a defense to any liability, claim, demand, action, cause of action or right asserted in such litigation, the party prevailing on the issue of that defense shall be entitled to recovery of reasonable attorney's fees.

                  14. Headings. All headings are for convenience only and shall not limit or define the text hereof.

             IN WITNESS WHEREOF, the parties hereto executed or caused this Agreement to be executed as of the day and year first above written.

            [The remainder of this page is intentionally left blank.]

                                           ZIONS BANCORPORATION

Attest:

/s/ Gary L. Anderson                       By:  /s/ Harris H. Simmons
-----------------------------------      ---------------------------------------
         Gary L. Anderson                           Harris H. Simmons
         Secretary                                  President and
                                                       Chief Executive Officer

                                           ZIONS FIRST NATIONAL BANK OF ARIZONA

                                           By:  /s/ Roy W. Simmons
-----------------------------------      ---------------------------------------
[                            ]                      Roy W. Simmons
[                            ]                      Chairman

                                               /s/ John J. Gisi
-----------------------------------      ---------------------------------------
                                                    John J. Gisi

                                                                      SCHEDULE A

                            SCHEDULE OF AFFILIATIONS

Person or Entity                                          Capacity
----------------                                          --------

American Southwest Mortgage Investment Corporation        Director

   Tucson Country Club                                    Director

                                                                      SCHEDULE B

                       SCHEDULE OF COMPANY STOCK OPTIONS

                                                                       Number of
    Date First                           Date of                        Company
    Exercisable                         Expiration                       Shares                                   Price
---------------------             ----------------------         ----------------------                   ----------------------
11-26-89                                 11-26-99                                 8,000                                  $ 4.26
11-26-90                                 11-26-99                                 8,000                                    4.26
11-26-91                                 11-26-99                                 8,000                                    4.26
11-26-92                                 11-26-99                                 8,000                                    4.26
11-26-93                                 11-26-99                                 8,000                                    4.26
11-26-94                                 11-26-99                                 8,000                                    4.26
11-26-95                                 11-26-99                                 8,000                                    4.26
11-26-96                                 11-26-99                                 8,000                                    4.26
11-26-97                                 11-26-99                                 8,000                                    4.26
11-26-98                                 11-26-99                                 8,000                                    4.26
                                                                 ----------------------
                                                                                 80,000

6-6-92                                   6-6-97                                   4,000                                  $ 4.50
6-6-93                                   6-6-97                                   4,000                                    4.50
6-6-94                                   6-6-97                                   4,000                                    4.50
6-6-95                                   6-6-97                                   4,000                                    4.50
6-6-96                                   6-6-97                                   4,000                                    4.50
                                                                 ----------------------
                                                                                 20,000
                                                                 ----------------------
                                         Total                                  100,000
                                                                 ======================